Exhibit 4.14

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH IT MAY BE CONVERTIBLE HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “SECURITIES LAWS”), AND HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES (I) ARE REGISTERED UNDER THE SECURITIES LAWS OR (II) ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS AND THE MAKER IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

Warp Technology Holdings, Inc.

PROMISSORY NOTE

$___________ [Date______]

Greenwich, Connecticut

For value received, Warp Technology Holdings, inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of      or its affiliates (collectively, “Lender”) the principal sum of up to      Dollars ($     ). Interest shall accrue daily based on a 360-day year from the date set forth above, at the rate of ten percent (10%) per annum. The principal amount of this Note, together with accrued interest, shall be due and payable on demand by the Holder in writing to the Maker on any date which is no earlier than thirty (30) days from and after the date set forth above (the “Original Maturity Date”), unless this Note is converted into Series E Stock and Warrants as described below.

This Note shall automatically and with no action on the part of the Holder convert into (i) such number of fully paid and non-assessable shares of the Company’s Series E Preferred Stock (the “Series E Stock”) equal to the aggregate outstanding principal amount due under this Note plus the amount of all accrued but unpaid interest on this Note divided by $1.25, which is the Applicable Conversion Price (as defined in the Certificate of Designations, Preferences and Rights (the “Certificate of Designations”) pertaining to the Company’s Series E Preferred Stock) and (ii) warrants (the “Warrants”) to purchase a number of shares of the Company’s Common Stock equal to 40% of such number of shares of Series E Stock upon the effectiveness of the Certificate of Designations. The date on which the Certificate of Designations is effective is referred to as the “Conversion Date”. The Company shall promptly, but in no event more than two (2) business days after the Conversion Date, notify the Holder in writing of the Conversion Date.

Promptly after the Conversion Date, the Holder of this Note shall deliver this Note (or, in lieu thereof, an appropriate affidavit of loss in the event this Note shall have been lost or destroyed) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder), together with a statement of the name or names (with address) in which the certificates for shares of Series E Stock and Warrants shall be issued. Promptly following the surrender of this Note (or, in lieu thereof, an appropriate affidavit of loss in the event this Note shall have been lost or destroyed), but in no event more than five (5) business days thereafter, the Company shall issue and deliver, or caused to be issued and deliver, to the Holder, registered in such name or names as the Holder may direct in writing, certificates for the number of whole shares of Series E Stock and Warrants issuable upon conversion of this Note. Such conversion shall be deemed to have been effected as of the close of business on the Conversion Date and, at such time, the rights of the Holder shall cease with respect to this Note and the person or persons in whose name or names any certificates for shares of Series E Stock and Warrants shall be issuable upon conversion of this Note shall be deemed to have become the holder or holders of record of such shares of Series E Stock and Warrants.

This Note shall be construed in accordance with the laws of the State of New York as such laws apply to contracts made and to be performed entirely within the State of New York.

If this Note is not paid when due, the Lender may, in its discretion, proceed to protect and enforce its rights by such appropriate judicial proceedings as the Lender shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement under this Note or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

The Maker and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally, waive presentment and demand for payment, protest, notice of protest and nonpayment, notice of the intention to accelerate, notice of acceleration, and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, releases, or changes.

In case any provision in this Note shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

In any case where any date provided herein shall not be a business day, then (notwithstanding any other provision of this Note) the event required or permitted on such date shall be required or permitted, as the case may be, on the next succeeding business day with the same force and effect as if made on the date upon which such event was required or permitted pursuant hereto.

No delay or omission of Lender to exercise any right or remedy accruing upon any event of default shall impair any such right or remedy or constitute a waiver of any such event or default or any acquiescence therein. Every right or remedy given hereby or by law may be exercised from time to time, and as often as may be deemed expedient.

In Witness Whereof, the undersigned hereby executes this Promissory Note as of the date first above written.

Warp Technology Holdings, Inc. By:	ACKNOWLEDGED AND ACCEPTED “LENDER” By:
Its:	Its: